                                                                    EXHIBIT 12.2
                                   XTRA INC.
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
                 FOR THE THREE YEARS ENDED SEPTEMBER 30, 1999
                             (Millions of dollars)

                                                             1999      1998      1997
                                                            ------    ------    ------
EARNINGS
Income from operations before provision for income taxes    $   61    $   99    $   71
  Add:  Fixed charges (below)                                   58        58        63
                                                            ------    ------    ------

                                                            $  119    $  157    $  134
                                                            ======    ======    ======


FIXED CHARGES                                               $   58    $   58    $   63
                                                            ======    ======    ======

Ratio of Earnings to Fixed Charges                             2.1       2.7       2.1
                                                            ======    ======    ======

Note: For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before taxes plus fixed charges. Fixed charges for operations consist of interest on indebtedness and the portion of rental expense which represents interest.

          Exclusive of the $35 million of one-time charges recorded fiscal 1999, the ratio of earnings to fixed charges would have been 2.7.

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